Exhibit 99.1

Contact:

Media Inquiries:
Nancy Davies
ph: 563-875-5995
Investor Inquiries:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Updates Estimates of Recall-Related Costs
Anticipates $4 million net charge in second quarter and $3 to $4 million net charge in the second half of 2007

Oak Brook, IL - July 26, 2007 - RC2 Corporation (NASDAQ:RCRC) today said that it is recovering high numbers of wooden railway toys voluntarily recalled on June 13, 2007.   Due to the high levels of recovery and related toy replacement costs, the Company now expects to record a charge of approximately $4 million, net of tax, in the second quarter.  This charge is based on the latest estimates of retailer inventory returns and consumer product replacement costs and updates the Company’s previous estimate of $1 million to $2 million.  In addition, the Company currently anticipates incremental professional service fees, air freight, returns and replacement processing, marketing and promotional costs related to the recall totaling between $3 million and $4 million, net of tax, in the second half of 2007.  These charges include estimated defense costs relating to the class action  lawsuits that have been filed against the Company.

The Company announced the voluntary recall of 26 individual wooden railway toys (affecting 23 retailer SKUs), after an internal investigation linked apparent excess levels of lead with a limited number of paint colors used at a single contract manufacturing facility which purchased paint from an independent paint supplier.  All production at the affected facility has been terminated and RC2 has mandated and instituted control procedures so that its contract manufacturers do not make purchases from the affected paint supplier.

Commenting on the status of the recall, RC2 Chief Executive Officer Curt Stoelting said, “We are encouraged by the high recovery levels of recalled products.  Nothing is more important to us than child safety, which is why we took a conservative course of action and conducted a wide-ranging recall to not only include the product codes for the specific individual items that failed tests, but all of the wooden railway toys that could have been painted with the potentially unsafe colors, since wooden toy production began at the affected facility in January 2005.”

Stoelting outlined additional efforts the Company is taking which include:

o	Conducting rigorous audits of contract manufacturing facilities and their compliance with the Company’s quality specifications.
o	Adding a new, tougher certification program for paint suppliers.
o	Increasing the scope and frequency of testing for both incoming materials and finished products, which now includes testing requirements on every batch of paint used in the manufacture of wooden toys.

Stoelting noted that, while these safeguards are initially being implemented on the wooden railway line, they also will be applied to the Company’s other toy product lines.

“We continue to work closely with the Consumer Product Safety Commission to recover as many of the recalled products as possible.  From day one, the Company has directed parents and consumers to its special recall website and its toll-free Consumer Care center.  The Company believes the message is getting through to parents, not only based on the high levels of product recovered to date, but also because approximately 98% of the products returned from consumers match the recalled items list,” said Stoelting.

The Company will report its results for the second quarter and six months ended June 30, 2007 on Wednesday, August 1, 2007 and hold a conference call at 3:45 pm CDT on the same day.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "plans,'' "potential,'' “target”, "should,'' "will,'' "could'' and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the amount of inventory of affected products at retailers; the amount of affected products that may be returned by consumers; the outcome of the class action lawsuits that have been filed against the Company related to the recall and the possibility of potential new claims or litigation; and the cost ofproviding replacement products to consumers and retailers. Other factors that may cause the Company’s actual results and future developments to differ materially from the results or developments expressed in, or implied by, these forward-looking statements are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.